NSAR ITEM 77O
July 1, 2002 - December 31, 2002
Van Kampen Harbor Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased  Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1            Aon		 William     300,000,000   0.167%    11/4/02
                                Blair & Co.
                              Morgan Stanley